Exhibit 99.e.1.a

Schedule A*

Underwriting Agreement

between Aberdeen Funds and

Aberdeen Fund Distributors, LLC

Name of Fund

a.             Aberdeen Global Equity Fund

b.             Aberdeen China Opportunities Fund

c.             Aberdeen Equity Long-Short Fund

d.             Aberdeen Global Natural Resources Fund

e.             Aberdeen Optimal Allocations Fund: Growth

f.              Aberdeen Optimal Allocations Fund: Moderate Growth

g.             Aberdeen Optimal Allocations Fund: Moderate

h.             Aberdeen Optimal Allocations Fund: Defensive

i.              Aberdeen Optimal Allocations Fund: Specialty

j.              Aberdeen Small Cap Fund

k.             Aberdeen Tax-Free Income Fund

l.              Aberdeen Core Fixed Income Fund

m.            Aberdeen Core Plus Income Fund

n.             Aberdeen Global Fixed Income Fund

o.             Aberdeen Global Small Cap Fund

p.             Aberdeen Asia Bond Fund

   (formerly, Aberdeen Asia Bond Institutional Fund)

Aberdeen International Equity Fund

Aberdeen Emerging Markets Fund

   (formerly, Aberdeen Emerging Markets Institutional Fund)

Aberdeen Asia-Pacific (ex-Japan) Equity Fund

   (formerly, Aberdeen Asia-Pacific (ex-Japan) Equity Institutional Fund)

Aberdeen Global High Yield Bond Fund

Aberdeen Emerging Markets Debt Local Currency Fund

Aberdeen Ultra-Short Duration Bond Fund

Aberdeen Asia-Pacific Smaller Companies Fund

Aberdeen U.S. Equity Fund

   (formerly, Aberdeen U.S. Equity I Fund)

Aberdeen U.S. Equity II Fund

Aberdeen U.S. High Yield Bond Fund

Aberdeen Emerging Markets Debt Fund

*As most recently amended on June 5, 2012